For More Information Contact:
John Swendrowski, Chairman & CEO
Northland Cranberries, Inc.
2321 West Grand Avenue, P.O. Box 8020
Wisconsin Rapids, WI 54495-8020
Tel: 715-424-4444
Fax: 715-422-6897
www.northlandcran.com

NEWS RELEASE

For immediate release Tuesday, February 22, 2005

NORTHLAND CRANBERRIES SELLS BRANDED JUICE BUSINESS TO APPLE & EVE AND ENTERS INTO LONG-TERM CRANBERRY SUPPLY AGREEMENT

        Wisconsin Rapids, WI – Northland Cranberries, Inc. (OTC: NRCNA) announced today that it has sold its branded juice business to Apple & Eve, LLC. The sale includes certain raw materials, work-in-process and finished goods inventories, the Northland, Treesweet and Awake brands, as well as an assignment of the Seneca brand license agreement between Northland and Seneca Foods Corporation. Apple & Eve, located in Port Washington, New York, is one of the largest independently owned juice companies in the United States.

        As consideration for the assets purchased, Apple & Eve paid Northland approximately $10.8 million in cash, subject to certain adjustments. Northland and Apple & Eve also entered into a cranberry concentrate supply agreement under which Apple & Eve will purchase approximately $6.7 million of cranberry concentrate during the next 12 months. The supply agreement also provides Apple & Eve the option, commencing in October 2005 and continuing for a period of nine years, to purchase cranberry concentrate from Northland for use in the brands acquired by Apple & Eve in this transaction.

        John Swendrowski, Chairman and Chief Executive Officer of Northland, said, “In light of continuing, intense competition in the shelf-stable juice aisle, we believe this transaction is consistent with our goal of enhancing shareholder value. Apple & Eve is known for its healthy and innovative beverages and we believe the Northland brand will be an excellent addition to its portfolio of products. Unfortunately, the transaction will impact the future of approximately 35 jobs in Wisconsin Rapids as we transition the business to Apple & Eve over the next 60 days.”

        Northland intends to continue to operate its remaining cranberry properties, manage its grower contracts with 44 growers in Wisconsin and Oregon and sell cranberry concentrate to Ocean Spray Cranberries, Inc. and to Apple & Eve pursuant to contractual arrangements.

Northland Cranberries, Inc.
News Release, February 22, 2005

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes certain “forward-looking statements” in this press release, such as statements about future plans, goals and other events which have not yet occurred. These forward-looking statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified because they include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. These forward-looking statements involve risks and uncertainties and the actual results could differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, without limitation, risks associated with (i) the level of cranberry inventory held by industry participants; (ii) agricultural factors affecting the Company’s crop and the crop of other North American growers; (iii) the Company’s ability to comply with the terms and conditions of, and to satisfy its responsibilities under, its credit facilities and other debt agreements; and (iv) the Company’s ability to identify, evaluate and successfully execute any strategic alternatives. You should consider these risks and factors and the impact they may have when you evaluate these forward-looking statements. These statements are based only on the Company’s knowledge and expectations on the date of this press release. The Company disclaims any duty to update these statements or other information in this press release based on future events or circumstances.